Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Yum China Holdings, Inc.:

We consent to the use of our report dated February 27, 2020 with respect to the consolidated balance sheets of Yum China Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting, incorporated by reference herein. Our report refers to a change to the method of accounting for leases in 2019.

We also consent to the use of our report dated August 28, 2020 with respect to the consolidated balance sheets of the Company as of June 30, 2020 and December 31, 2019, the related consolidated statements of income, comprehensive income, equity, and cash flows for the six months ended June 30, 2020, and the related notes, incorporated by reference herein. Our report states that the accompanying consolidated statements of income, comprehensive income, equity, and cash flows for the six months ended June 30, 2019, and the related notes, were not audited by us and, accordingly, we do not express an opinion on them.

We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen LLP

Shanghai, China

August 28, 2020